ORDER NO. 02-674

                                                             ENTERED SEP 30 2002


                      BEFORE THE PUBLIC UTILITY COMMISSION

                                    OF OREGON

                                    UF 4192

In the Matter of                                )
                                                )       ORDER
PORTLAND GENERAL ELECTRIC                       )
                                                )
Application seeking authority to issue one      )
                                                )
share of $1 par Junior Preferred Stock          )



               DISPOSITION: APPLICATION GRANTED; WITH CONDITIONS

          On August 26,2002, the Public Utility Commission of Oregon (Commission) received an application from Portland General Electric Company
(PGE), pursuant to ORS 757.410 and ORS 757.415, seeking authority to issue a single share of $1.00 par value Junior Preferred Stock (Share).

          At its Public Meeting on September 17, 2002, the Commission adopted Staff's recommendation to approve the issuance of the Share as proposed, with certain conditions. One of the conditions is that PGE submit final documentation consistent with the draft documents Staff had previously reviewed. Staff's recommendation is attached as Appendix A and is incorporated by reference. On September 25, 2002, PGE submitted additional documentation.

          Based on a review of the application and the Commission's records, the Commission finds that the application satisfies the applicable statutes.

                          FINDINGS OF FACT AND OPINION

          Under ORS 757.480, an electric utility doing business in Oregon shall first obtain Commission approval for any transaction to sell, lease, assign or otherwise dispose of property.

          OAR 860-027-0025 specifies the information regarding applications for authority to sell, lease, assign, mortgage, merge, consolidate or otherwise dispose of property. This application contains the necessary information.

          PGE plans to issue the Share in a private placement to an independent party. The Share will have a special voting right with respect to any voluntary action by PGE regarding bankruptcy. The purpose of the transaction is to prevent or limit PGE's ability to file for voluntary bankruptcy.

                                                                ORDER NO. 02-674


          PGE represents that issuance of the Share will further insulate it from the effects of the Enron bankruptcy and help stabilize PGE's credit ratings, which are critical for its continued access to the capital markets. The token value of the transaction is not designed as a typical capital investment. Staff believes issuing the Share will help PGE maintain its financial integrity and access to capital markets.

          After a complete review of all appropriate statutes and rules, the Commission concludes that, with supplemental information provided by PGE, all relevant issues have been properly addressed. The issuance of this order does not affect whatever statutory authority the Commission may have with respect to PGE's entering into voluntary bankruptcy.

                                     ORDER

          IT IS ORDERED that the application of Portland General Electric Company requesting the authorization to issue and sell one share of $1.OO par Junior Preferred Stock is granted, with the following conditions:

          1. Portland General Electric will file the usual Report of Securities Issued and Disposition of Net Proceeds promptly after the sale.

          2.   Portland General Electric will provide final copies of:

               a.   the Board resolution authorizing the transacti
               b.   a copy of the preferred share certificate; and
               c.   a copy of the agreement between the Purchaser and PGE.

          3. Portland General Electric will seek Commission approal prior to future sales, trades or transfers of the Share; and will provide supplemental information at that time in a manner and form consistent with that which was provided in the review of the initial Purchaser in this docket.

                                                                ORDER NO. 02-674


          4. If the final documentation provided under paragraph 2. is materially different than the documents provided on September 25, 2002, Portland General Electric shall seek supplemental approval of this application from the Commission.

          Made, entered and effective SEP 30 2902


          [SEAL]                                BY THE COMMISSION:

                                                ___________________________
                                                       Becky L. Beier
                                                    Commission Secretary

A party may request rehearing or reconsideration of this brder pursuant to ORS
756.561. A party may appeal this order to a court pursuant to ORS 756.580.


UF4192 Order adopting staff memo

                                                                ORDER NO. 02-674
                                                                   ITEM NO. CA 2


                       PUBUC UTILITY COMMISSION OF OREGON
                                  STAFF REPORT
                     PUBLIC MEETING DATE: September 17,2002

REGULAR  X   CONSENT         EFFECTIVE DATE
        ----         -----                  -------------------------

DATE:     September 11, 2002

TO:       John Savage through Marc Hellman and Bryan Conway

FROM:     Thomas D. Morgan

SUBJECT: PORTLAND GENERAL ELECTRIC (Docket No. UF 4192) Application for authority to issue and sell one share of $1.00 par Junior Preferred Stock.



STAFF RECOMMENDATION:

I recommend that the Commission approve Portland General Electric's (Company or
PGE) application subject to the following conditions:

     1. The Company will file the usual Report of Securities Issued and Disposition of Net Proceeds promptly after the sale.

     2.   The Company will provide final copies of:

          a.   the Board resolution authorizing the transaction;
          b.   a copy of the preferred share certificate
          c.   a copy of the agreement between the Purchaser and PGE

     3. The Company will seek Commission approval prior to future sales, trades or transfers of the Share. PGE will provide supplemental information at , that time in a manner and form consistent with that which was provided in the review of the initial Purchaser in this docket.



DISCUSSION:

On August 26, 2002, PGE filed an application, under ORS 757.410 and 757.41 5, seeking authority to issue a single share of $1.OO par value Junior Preferred Stock (Share).

The token value of the transaction is not designed as a typical capital investment. After a complete review of all appropriate Statutes and Rules, Staff believes that, with the

                                                                ORDER NO. 02-674

Docket UF 4192
September 12, 2002
Page 2


supplemental information provided by the Company pursuant to Staffs request, all relevant issues have been properly addressed.

PGE represents that the issuance of the Share will "further insulate" it from the effects of the Enron Corp. (Enron) bankruptcy. PGE represents that "such additional insulation will help stabilize the Company's credit ratings which are critical for the continued access to the capital markets."

The appropriateness of the issuance has been discussed with Standard and Poor's and it has confirmed that the terms outlined in the application are agreeable and will support PGE in maintaining "insulation" from the effects of the Enron bankruptcy. The primary impact of Commission approval would be strengthening of PGE'S bond ratings which will likely lead to an eventual reduction in PGEs capital costs.

The Company plans to sell the Share in a private placement to an independent party on or about September 30,2002. Details about the proposed purchasing company (Purchaser) are provided below. PGE represents that the intent of the transaction is to limit or prevent the Company from filing for voluntary bankruptcy. PGE also represents that the Company has worked closely with Standard and Poor's to develop a structure that Standard and Poor's believes is necessary to help avoid future downgrades of PGE's bond ratings.

According to the application, "the Share will have a special voting right with respect to any voluntary action by the Company regarding bankruptcy." Staff believes that the purpose of this filing is in the Company's and ratepayers' interests in that approval will help the Company maintain its financial integrity and access to the capital markets.

The Share will be issued as a new class or series of Junior Preferred Stock without stated maturity and PGE has represented that it does not plan to provide a stated dividend. In any case, they have agreed that, if a dividend is provided, it will not be at a rate greater than ten percent per annum. Since it will be issued in a private placement, it will not be required to be registered by the SEC. The Company has indicated that the expected fee to the Purchaser will be a one-time charge of $5,000 and that there will be no other fees or charges incurred as a result of the issuance. Staff concludes that the fees and dividend rate appear reasonable given the value of the Share.

Because the Share is designed to provide effective control over whether the Company can be taken into bankruptcy, Staff believes the owner may exercise some limited influence over the policies at PGE. The decision-making right allocated to the Share effectively shifts bankruptcy control away from insiders or external lenders to the Purchaser. Due to this provision, Staff requested supplemental information to properly review the proposed purchaser or holder of the Share.

                                                                ORDER NO. 02-674

Docket UF 4192
September 12, 2002
Page 2


The Company agreed to provide the supplemental information Staff requested. Specifically, the Company provided information on the Purchaser of the Share and relevant background of the key personnel. The Company also agreed to seek Commission approval for any sale or transfer of the Share from the initial Purchaser and will provide any relevant information as necessary and as requested by Staff.

PGE has selected GSS Holdings II, Inc., an independent entity with no current interest or exposure to either Enron or PGE. The Company's application stated the need for an independent entity to hold the share and, after reviewing the supplemental material, Staff is comfortable with the Company's selection. Staff also confirmed that Standard & Poor's is satisfied with the Company's selection.

PGE has indicated that it is still pursuing due diligence aspects of the deal and continues to draft the language of the agreement with the Purchaser.

PROPOSED COMMISSION MOTION:

Portland General Electric's application, UF 4192, be approved subject to Staff's proposed conditions.

                                                                ORDER NO. 03-024

                                                             ENTERED JAN 13 2003

                      BEFORE THE PUBLIC UTILITY COMMISSION

                                    OF OREGON

                                     UF 4192

                                                  )
In the Matter of the Application of               )
                                                  )
PORTLAND GENERAL ELECTRIC                         )
                                                  )        ORDER
Application seeking authority to issue and sell   )
one share of $1.00 par value junior preferred     )
stock.                                            )

               DISPOSITION: APPLICATION FOR RECONSIDERATION DENIED

Procedural History

          On August 27, 2002, Portland General Electric Company (PGE) filed an application (Application) for authority to issue a single share of $1.00 par value Junior Preferred Stock (Share). The Share is designed to further insulate PGE from the effects of the Enron Corporation bankruptcy and increase the stability of PGE's credit ratings. The terms and conditions of the Share confer limited authority on the owner of the Share to accomplish this result. Except in limited circumstances, PGE cannot file a voluntary petition in bankruptcy without the written consent or affirmative vote of the owner of the Share. This is intended to assure credit rating agencies and potential lenders that the interests of creditors will be considered before PGE files a voluntary petition in bankruptcy. These assurances will help to stabilize PGE's credit ratings and enable continued access to capital markets in a manner necessary to offer reliable service at a reasonable cost.

          PGE and the SW(Staff) of the Public Utility Commission of Oregon (Commission) entered into extensive discussions regarding the Application. At Staffs request, PGE provided supplemental information concerning the details of the proposed transaction.

          On September 12, 2002, Staff filed its Report (Staff Report) recommending that the Commission approve PGE's application upon the conditions that PGE submit certain information regarding finalization of the issuance and seek Commission approval prior to any future sales, trades or transfers of the Share. The Staff Report concludes that "the

                                                                ORDER NO. 03-024


filing is in the Company's and ratepayers' interests in that approval will help the Company maintain its financial integrity and access to the capital markets." The Staff Report was posted on the Commission's web site on September 12, 2002. Both the Staff Report and the Commission's public meeting agenda indicated that the Commission would consider the Application at the September 17, 2002, public meeting.

          On September 16, 2002, the day before the public meeting, the Utility Reform Project and Linda K. Williams (collectively referred to as URP) filed a petition to intervene and protest (Petition). URP also filed a statement entitled "Golden Share or Golden Shaft" in which it detailed its objections to the Application. The Petition observes that the Application would be considered by the Commission at the September 17, 2002 public meeting.

          At the September 17, 2002, public meeting, the Commission acknowledged receipt of URP's Petition and Statement. In accordance with standard procedure, the Application was placed on the Regular Agenda for discussion. URP did not eat appearance at the public meeting. The Commission reviewed the Application and posed numerous questions to Staff and PGE representatives regarding the Share and concerns raised by URP. The Commission thereafter adopted Staff's recommendation to approve the Application. On September 30, 2002, the Commission entered Order No. 02-674, approving the Application subject to the conditions in the Staff Report.

         On December 2, 2002, URP filed an application for reconsideration of Order No. 02-674. URP reasserts the allegations set forth in its Petition, namely that: (a) the Commission lacks authority to approve the Application under ORS 757.4 15; (b) the Application is a de facto application to exercise influence over a utility under ORS 757.511; (c) the Application is a "moving target" and "otherwise violates substantive and procedural provisions of statutes and the OPUC's rules and precedents" and; (d) the Commission did not devote sufficient time and resources to evaluating the reasons and consequences of granting the Application. URP repeats its request that the Commission deny or defer action on the Application pending further investigation, discovery and evidentiary hearing.

          For the reasons set forth below, the Commission finds that the application for reconsideration should be denied

I.   Commission has Statutory Authority to Approve the Application.

          ORS 757.415 provides, in relevant part, that:

               (1) A public utility may issue stocks and bonds, notes, and other evidences of indebtedness . .. for the following purposes and no others. . .:

                    (a) The acquisition of property, or the construction, completion, extension or improvement of its facilities;

                                                                ORDER NO. 03-024

                    (b) The improvement or maintenance of its service . . . .

          The purpose of the Application is to provide a mechanism to prevent PGE or its parent company, Enron Corporation, from voluntarily entering into bankruptcy proceedings. The decision to issue the Share was made at the urging of credit rating agencies who seek assurances against the prospect of voluntary bankruptcy.

          During the public meeting, Staff and PGE representatives affirmed that PGE's credit rating is likely to suffer unless the application is approved. Lower credit ratings translate into reduced access to capital markets, increased borrowing costs, and ultimately, higher rates for utility service. Issuing the Share will enable PGE to protect and maintain its ability to access capital markets, and in so doing, secure sufficient generating, transmission, and distribution capacity to serve its customers reliably and at reasonable cost. The Application falls within the scope of ORS 757.415(1)(a) and (b) because PGE's ability to keep capital costs low directly affects its ability to acquire utility property and facilities and to improve and maintain its service.

II.  ORS 757.511 is Inapplicable.

          Contrary to UW's claim, the Application is not subject to ORS 757.51
1. That statute provides:

               No person, directly or indirectly, shall acquire the power to exercise any substantial influence over the policies and actions of a public utility which provides heat, light or power without first securing from the Public Utility Commission, upon application, an order authorizing such acquistion if such person is, or by such acquisition would become an affiliated interest with such public utility as defined in ORS 757.015(1), (2) or
               (3).

          ORS 757.5 11 does not apply to the Application because the purchaser of the Share will not become an affiliate of PGE under ORS 757.015. The applicable sections of that statute define an affiliate as:

               (1) Every corporation and person owning or holding directly or indirectly five percent or more of the voting securities of such public utility;
               (2) Every corporation and person in any chain of successive ownership of five percent or more of the voting securities of such public utility;
               (3) Every corporation five percent or more of whose voting securities are owned by any person or corporation owning five percent or more of the voting securities of such public utility or by any person or corporation in any chain of successive ownership of five percent or more of the voting securities of such public utility.

                                                                ORDER NO. 03-024

          The purchaser of the Share will not become an affiliated interest for purposes of ORS 757.511 because the requirements in ORS 757.015(1), (2) and (3) are not met. Each of these subsections require that a person or corporation own at least 5 percent of PGE's voting securities before becoming an affiliate. Assuming the Share is treated as a share of voting common stock,/1 the purchaser will hold far less than 5 percent of PGE's voting securities as a result of the transaction.

III. The Commission Did Not Commit Procedural or Substantive Error

          URP broadly asserts that the Application "violates substantive and procedural provisions of the statutes applicable to the [Commission] and to the [Commission's] rules and precedents." URP does not, however, identify any statutes other than those discussed above./2 OAR8 60-014-0095(3) requires an application for reconsideration to identify the errors of law aid fact essential to the decision complained of. To the extent URP contends that other statutes have also been violated, it has not met the requirements of the rule.

          In its petition to intervene, URP alleged that the Commission did not devote sufficient time and resources to evaluating the reasons for, and the consequences of, granting the Application. It further claimed that the Application is a "moving target" because PGE supplied additional documentation to Staff shortly before the September 17, 2002, public meeting. These arguments are repeated in URP's application for reconsideration. We find no basis for either claim. The Commission's decision was made after a careful analysis of the Staff Report and of the issues with representatives of PGE, Staff, and the Attorney inquiry extended to issues raised in URP's petition to intervene and statement. Since URP did not attend the public meeting, it is not in a position to argue that the Commission's evaluation of the Application was inadequate. Furthermore, OAR 860-014-095(2) requires URP to specify why the challenged order is erroneous or incomplete. URP did not comply with that requirement.

          URP also appears to find error in the Commission's decision not to grant its petition to intervene. As PGE observes, URP's lack of intervenor status did not prejudice its opportunity to participate or have any impact upon the outcome of this matter. URP reviewed the Application and filed its objections with the Commission. It had access to the Staff Report on the Commission's web site and was aware that the matter would be considered at the September 17,2002, public meeting. URP also had the opportunity to attend the public meeting and be heard, but failed to appear. Notwithstanding URP's absence, the Commission discussed the assertions set forth in

--------
1 PGE argues that ORS 757.015 does not apply because the Share is not a "voting security." PGE Response to Application for Reconsideration at 5. It is unecessary to address this argument because the five percent ownership requirement in the statute clearly has not been met.

2 URP does make reference to ORS 757.009(7), but that statute does not exist.

                                                                ORDER NO. 03-024


URP's filings. Under the circumstances, URP cannot reasonably contend that it was prejudiced because the Application was approved Without further review.

          Along the same lines, URP appears to argue that the Commission committed legal error by deciding not to hold an evidentiary hearing to consider the Application. That argument is also without merit. The governing statutes in this case -- ORS 757.410 and 757.415 -- do not obligate the Commission to hold an evidentiary hearing on the Application. Indeed, a primary purpose of our public meetings is to determine if the items on the agenda involve matters which warrant an evidentiary hearing. As noted above, URP had an opportunity to appear at the public meeting and argue in favor of its position. It simply did not do so.

          For the reasons set forth, the Commission finds that the application for reconsideration is without merit and should be denied.

                                      ORDER

          IT IS ORDERED that the application for reconsideration filed by the Utility Reform Project and Linda K. Williams is denied.

          Made, entered, and effective January 13, 2003.
                                       ----------------


        ---------------------------                  ---------------------------
              Roy Hemmingway                                  Lee Beyer
                 Chairman                                   Commissioner

                 [SEAL]
                                                     ---------------------------
                                                            Joan H. Smith
                                                             Commissioner



A party may appeal this order to a court pursuant to applicable law.




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